For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


         FIRST KEYSTONE ANNOUNCES THIRD QUARTER EARNINGS
            AND 8.8% INCREASE IN YEAR-TO-DATE EARNINGS

Berwick, Pennsylvania - October 30, 2009 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone National Bank, reported net income of $2,086,000 for the quarter ending September 30, 2009, as compared to $2,227,000 for the third quarter of 2008. Earnings per share for the quarter ending September 30, 2009 were $.39, as compared to $.41 per share earned in the third quarter of 2008. For the nine months ending September 30, 2009, net income was $6,351,000 as compared to $5,835,000 for the first nine months of 2008, an increase of 8.8%. Earnings per share were $1.17 for the first nine months of 2009, up 9.4% from the $1.07 reported in the first nine months of 2008. The annualized return on assets and return on equity were 1.15% and 11.97%, respectively for the nine months ending September 30, 2009.

President J. Gerald Bazewicz reported, "We are pleased with our financial results in the first three quarters of 2009, especially with the substantial increase in FDIC insurance premiums. FDIC insurance expense amounted to $979,000 as of September 30, 2009, an increase of $842,000 over 2008. In addition, we have experienced continued satisfactory asset quality and our allowance for loan losses at 1.29% of total loans as of September 30, 2009 remains strong."

Total assets increased to $757,515,000 as of September 30, 2009, an increase of 7.3% over the same period in 2008. Total deposits and loans increased to $576,414,000 and $407,953,000, respectively as of the end of the third quarter of 2009. In addition, cash dividends paid as of September 30, 2009 were $.69 per share as compared to $.66 in the first three quarters of 2008, an increase of 4.6%.

First Keystone National Bank, an independently owned community bank since 1864, presently operates 15 full service offices in Columbia (5), Luzerne (5), Monroe (4), and Montour (1) Counties providing banking and trust services. In Monroe County, the Bank trades as Pocono Community Bank, a division of First Keystone National Bank. The bank's newest office in Mountain Top, Pennsylvania, opened as of October 1, 2009.



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Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397;
Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus &
Co. Inc., 800.223.6807.

Note: This press release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone National Bank or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570.752.3671, extension 1172.



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